EXHIBIT 5.1


                                              June 25, 2004


Yi Wan Group, Inc.
101 E. 52nd Street, 9th Floor
New York, New York 10022

Ladies and Gentlemen:

         You have requested our opinion with respect to the offer and issuance by Yi Wan Group, Inc., a Florida corporation (the "Company"), pursuant to a registration statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended (the "Act"), of 325,000 shares of Yi Wan Group, Inc., no par value per share (the "Common Stock") (the "Shares").

         We have examined the originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of executive officers and responsible employees and agents of the Company.

         Based upon the foregoing, it is our opinion that the Shares have been duly and validly authorized and when issued, as contemplated by the Consulting Agreements, will be duly and validly issued and fully paid and nonassessable.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.


                                Very truly yours,

                                /s/ GERSTEN, SAVAGE, KAPLOWITZ,
                                WOLF & MARCUS LLP

                                Gersten, Savage, Kaplowitz, Wolf & Marcus LLP